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                                                                    EXHIBIT 23.3

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Graham-Field Health Products, Inc. for the registration of 1,260,000 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 1996 (except for Note 1, as to which the date is March 13, 1997), with respect to the consolidated financial statements of the Lumex Division of Lumex, Inc. included in the Proxy Statement/Consent Solicitation Statement/Prospectus dated December 19, 1997 contained in the Company's Registration Statement on Form S-4/A (Reg. No. 333-42561).

                                          /s/ ERNST & YOUNG LLP

New York, New York
January 30, 1998